Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Realty Income Corporation:

We consent to the incorporation by reference in the registration statement No. 333‑228157 on Form S-3 of Realty Income Corporation and to the incorporation by reference in registration statement No. 333-181227 on Form S-8 of Realty Income Corporation of our reports dated February 24, 2020, with respect to the consolidated balance sheets of Realty Income Corporation as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Realty Income Corporation. Our report on the consolidated financial statements refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases.

(signed) KPMG LLP
San Diego, California
February 24, 2020